Exhibit 99.1

Press Release
For Immediate Release

GraphOn Contact:
Robert Dixon
GraphOn Corporation
1.800.GRAPHON
www.graphon.com

GraphOn Corporation Appoints Industry Veteran

Sam M. Auriemma to the Board of Directors

CAMPBELL, CA, USA – July 26, 2012 – GraphOn Corporation (OTCBB: GOJO.OB), a leading worldwide developer of remote application access and Web-enabling software solutions, today announced that the company has appointed Sam M. Auriemma to its board of directors.

Mr. Auriemma is a veteran financial executive with over 30 years of senior-level experience at a variety of technology companies. Throughout his distinguished career, he has been responsible for over 25 acquisitions and divestitures with combined cash considerations in excess of $1.5 billion.

Most recently, Mr. Auriemma held the position of executive vice president and chief financial officer at MSC Software. He worked closely with the executive team to right size the company’s operations, generate greater earnings and cash flow, and ultimately complete a $400 million buy-out to a private equity fund.

Prior to that, Mr. Auriemma served as executive vice president and chief financial officer at IBM/FileNet Corporation. At FileNet he helped orchestrate a $1.6 billion sale to IBM, thereby creating significant value for the company’s shareholders.

Mr. Auriemma also held executive positions at Wonderware Corporation, Platinum Technology/Locus Computing Corporation, Distributed Logic Corporation, and Applied Circuit Technology. He is a certified public accountant and holds a BS degree from the University of Southern California.

Mr. Auriemma currently serves as chairman of the board of trustees at the Children’s Hospital of Orange County (CHOC) Children’s Foundation and is a member of the board of trustees at St. Mary’s school.

“We are very pleased to announce Sam’s appointment to the board,” said Eldad Eilam, GraphOn’s interim chief executive officer. “He’s a results-oriented executive with a solid track record of achievement and a long history of driving shareholder value.”

“Sam’s impressive accomplishments speak for themselves,” added Steve Ledger, GraphOn’s chairman of the board. “We believe his decision to join our board also speaks to the excitement and opportunity related to GraphOn’s new strategic direction.”

About GraphOn Corporation
Founded in 1996, GraphOn Corporation is a publicly traded company headquartered in Campbell, California. The company is an innovator of cost-effective, advanced solutions that help customers access applications from anywhere. GraphOn’s high-performance software solutions provide fast application access, cross-platform connectivity, and a centralized architecture that delivers a dramatically lower cost of ownership. The company’s GO-Global solutions can be used with Microsoft (MSFT) Windows, IBM AIX, Oracle (ORCL) Solaris, Hewlett-Packard (HPQ) HP-UX, Linux, Apple (AAPL) OS X and iOS, Google (GOOG) Android, and other operating systems. For more information, call 1.800.GRAPHON in the USA, +44.1344.206549 in Europe, or visit www.graphon.com or www.facebook.com/graphon.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market acceptance and our ability to manage the risks associated with product introduction; our revenue could be adversely impacted if any of our significant customers reduces its order levels or fails to order during a reporting period; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and in other documents we have filed with the SEC.

GraphOn and GO-Global are registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.

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